Exhibit 99.1

PRESS RELEASE

LOGO

Sonic Foundry Reports First Quarter 2009 Results

MADISON, Wis. – February 5, 2009 – Sonic Foundry, Inc. (NASDAQ: SOFO), the recognized market leader for rich media webcasting and knowledge management, today announced financial results for its fiscal 2009 first quarter:

•	Revenues of $4.0 million, up 59 percent from fiscal Q1 2008 revenues of $2.5 million
•	Service revenues of $2.2 million, up 44 percent from Q1 2008
•	Billings total $4.0 million compared to $2.5 million in the first quarter of 2008
•	GAAP net loss of $1.2 million or $(0.03) per diluted share compared to $3.5 million or $(0.10) per diluted share in the first quarter of 2008
•	Non-GAAP net loss of $932 thousand or $(0.03) per diluted share compared to non-GAAP net loss of $3.0 million or $(0.09) per diluted share in the first quarter of 2008
•	Deferred revenue balance of $4.6 million at December 31, 2008 compared to $3.2 million at December 31, 2007
•	Operating expenses total $4.3 million, down 20 percent from $5.5 million during the first quarter of fiscal 2008 at which time the company initiated a cost reduction plan

Non-GAAP net income primarily excludes all non-cash related expenses of stock compensation, depreciation, amortization and includes the cash impact of billings not recognized as revenue. Reconciliation between GAAP and non-GAAP results is provided at the end of this press release.

Revenues for the first quarter fiscal 2009 reflect the positive results of greater market focus in the education and training sectors, resulting in a 59 percent increase from the first quarter of 2008. The positive performance combined with favorable working capital requirements led to positive cash flow provided by operating activities of $9 thousand compared to cash used in operating activities of $1.7 million during Q1 2008. Since implementing a cost reduction plan in the second quarter of fiscal 2008, the company has realized dramatic improvement in cash flows from operating activities. Cash provided by operating activities was $82 thousand for the nine-month period from April 1, 2008 through December 31, 2008, which compares favorably to cash used in operating activities of $4.2 million for the nine-month period from July 1, 2007 through March 31, 2008.

The company achieved 13 percent higher year-end deferred revenue than originally forecasted, leading to a balance of $4.6 million at December 31, 2008. Of the deferred revenue balance, the company expects to realize $2.0 million in the upcoming quarter. Service revenues were $2.2 million, an increase of 44 percent from Q1 2008. As reported in fiscal 2008 results, a greater mix of service revenue is favorable to gross margin and led to increased gross margins of $3.1 million or 78 percent for the first quarter, up from $1.9 million or 75 percent in the prior year. Revenue from service contracts are recognized over the life of the contract.

Billings to higher education customers totaled 61 percent of total billings for the first quarter, an increase from 31 percent in the first quarter of 2008. The company has sold to more than 600 education customers to date. While some colleges are bracing for budget cuts, many schools are experiencing increased enrollment demand. Industry-wide layoffs are leading increasing numbers of adults seeking the flexibility of online courses for retraining and continuing education. Passage of the federal stimulus package may also have a positive impact on Sonic Foundry, depending on the approved levels of spending and the specific areas of spending concentration.

According to Gartner research analysts Marti Harris, Jan-Martin Lowendahl and Bill Rust in a January 28, 2009 report, Predicts 2009: Education Faces Challenges in a Difficult Economy, “IT organizations will be asked to make infrastructure changes needed to support a growing number of online course offerings as students and prospects look for course options that allow them to continue to work, live at home and save on travel expenses… By 2012, enrollment in online courses will be greater than 30 percent of total higher education enrollment in the Western world.”

Domestic higher education licensed sales to new customers for the first quarter of fiscal 2009 included Arizona Western College, Casper Community College in Wyoming, East Carolina University School of Business, Johns Hopkins University School of Nursing, New Mexico State University Health and Social Services, Owensboro Community and Technical College, Temple University Fox School of Business, Texas Tech University, University of Connecticut Department of Chemistry, University of Iowa College of Business Administration, University of Wisconsin Rock County and Villanova University School of Business.

The slower seasonal quarter for education in the U.S. was offset by strong international sales to education customers. Total international sales accounted for approximately one third of the quarter’s billings, including $740 thousand of billings to a single new international customer. The company has received additional commitments from this customer of approximately $1.2 million that are expected to be included in remaining 2009 fiscal quarters. Among the new international customers are Universite de Bordeaux, Universite de Poitiers, University of Johannesburg, Universitat Marburg and University of Stavanger.

Outsourced webcasting services for training events resulted in $477 thousand or 12 percent of total billings for the quarter, a 72 percent increase year over year. Sonic Foundry Event Services customers are typically corporate meeting planners, communication executives or training directors planning either large, multi-room, multi-day events or high-profile live events such as press conferences or product launches. The company anticipates demand for event webcasting will continue to increase as organizations impose further travel constraints on employees.

“While we as a nation are facing some of the most extreme fiscal conditions since the Great Depression, Sonic Foundry continues to be cautiously optimistic about our potential for growth. As history indicates, education and professional development traditionally remain in-demand during times of financial crisis,” said Rimas Buinevicius, chairman and CEO of Sonic Foundry. “We have not only adapted to this new economic landscape, but also crafted a well-positioned business model for the times we face.”

The company received notice from NASDAQ on October 22, 2008 that, in response to extraordinary market conditions, NASDAQ was suspending enforcement of the minimum bid price requirement of $1.00 per share for 90 days. Sonic Foundry received an additional notice on December 23, 2008 that NASDAQ extended the suspension of the minimum bid price for an additional 90 days. The rule suspension provides more time for companies to regain compliance with the minimum $1 per share requirement.  Without further suspensions of the rule, Sonic Foundry will need to regain compliance with the minimum bid price by September 2009.

Sonic Foundry will host a corporate webcast today for analysts and investors to discuss its first quarter fiscal 2009 results at 3:30 p.m. CT / 4:30 p.m. ET. It will use its patented rich media communications system, Mediasite, to webcast the presentation for both live and on-demand viewing. To access the presentation, go to www.sonicfoundry.com/q1. An archive of the webcast will be available for 30 days.

EXPLANATION OF NON-GAAP MEASURES
To supplement our financial results presented on a GAAP basis, we use the measure of non-GAAP net income or loss in our financial presentation, which exclude certain non-cash costs and include certain cash billings not recognized as revenue for GAAP purposes. Our non-GAAP financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the factors management uses in planning for and forecasting future periods. Our non-GAAP financial measures reflect adjustments based on the following items:

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Billings not recorded as revenue: We have included the cash effect of billings not recorded as revenue, which are deferred for GAAP purposes, in arriving at non-GAAP net income or loss.  Our services are typically billed and collected in advance of providing the service which requires minimal cost to perform in the future.  Billings are a better indicator of customer activity and cash flow than revenue is, in management’s opinion, and is therefore used by management as a key operational indicator.

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Depreciation and amortization of intangible and other assets expenses: We have excluded the effect of depreciation and amortization of assets from our non-GAAP net income or loss. Amortization of intangible assets expense varies in amount and frequency and it is significantly affected by the timing and size of our acquisitions. Depreciation and amortization of asset costs is a non-cash expense that includes the periodic write-off of tooling, product design and other assets that contributed to revenues earned during the periods presented and will contribute to future period revenues as well.

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Stock-based compensation expenses: We maintain an employee qualified stock option plan under which we grant options to acquire common stock to eligible employees. We also maintain an employee stock purchase plan under which common stock may be issued to eligible employees at a reduced price. Stock-based compensation expenses are recorded for these plans in accordance with Statement of Financial Accounting Standard No. 123R, Share-Based Payment – an Amendment of FASB Statement Nos. 123 and 95. Stock-based compensation expense is a non-cash expense. As a result, we have excluded the effect of stock-based compensation expenses from our non-GAAP net income or loss.

About Sonic Foundry®, Inc.
Sonic Foundry (NASDAQ: SOFO, www.sonicfoundry.com) is the global leader for rich media webcasting and knowledge management, providing enterprise communication solutions for more than 1,500 customers in education, business and government. Powered by Mediasite, the patented webcasting platform which automates the capture, management, delivery and search of lectures, online training and briefings, Sonic Foundry empowers people to transform the way they communicate. Through the Mediasite platform and its Events Services group, the company helps customers connect a dynamic, evolving world of shared knowledge and envisions a future where learners and workers around the globe use webcasting to bridge time and distance, accelerate research and improve performance.

Certain statements contained in this news release regarding matters that are not historical facts may be forward-looking statements. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties pertaining to continued market acceptance for Sonic Foundry's products, its ability to succeed in capturing significant revenues from media services and/or systems, the effect of new competitors in its market, integration of acquired business and other risk factors identified from time to time in its filings with the Securities and Exchange Commission.

Investor Contact:
Rob Schatz
Wolfe, Axelrod, Weinberger & Assoc., LLC
212-370-4500
rob@wolfeaxelrod.com

Sonic Foundry, Inc. Consolidated Balance Sheets (in thousands, except for share data) (Unaudited)
	December 31, 2008	September 30, 2008
Assets
Current assets:
Cash and cash equivalents	$3,356	$3,560
Accounts receivable, net of allowances of $120 and $150	2,607	3,864
Inventories	318	330
Prepaid expenses and other current assets	430	429
Total current assets	6,711	8,183
Property and equipment:
Leasehold improvements	980	980
Computer equipment	2,607	2,476
Furniture and fixtures	461	461
Total property and equipment	4,048	3,917
Less accumulated depreciation	2,379	2,223
Net property and equipment	1,669	1,694
Other assets:
Goodwill and other intangibles, net of amortization of $21 and $19	7,595	7,597
Total assets	$15,975	$17,474

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$990	$1,256
Accrued liabilities	1,075	1,113
Unearned revenue	4,604	4,661
Current portion of notes payable	333	333
Current portion of capital lease obligation	43	46
Total current liabilities	7,045	7,409

Long-term portion of notes payable	139	223
Long-term portion of capital lease obligations	14	24
Other liabilities	234	255
Total liabilities	7,432	7,911

Stockholders' equity:
Preferred stock, $.01 par value, authorized 5,000,000 shares; none issued and outstanding	—	—
5% preferred stock, Series B, voting, cumulative, convertible, $.01 par value (liquidation preference at par), authorized 10,000,000 shares, none issued and outstanding	—	—
Common stock, $.01 par value, authorized 100,000,000 shares; 35,754,837 and 35,728,837 shares issued and 35,627,670 and 35,601,670 shares outstanding	357	357
Additional paid-in capital	184,424	184,204
Accumulated deficit	(176,043)	(174,803)
Receivable for common stock issued	(26)	(26)
Treasury stock, at cost, 127,167 shares	(169)	(169)
Total stockholders' equity	8,543	9,563
Total liabilities and stockholders' equity	$15,975	$17,474

Sonic Foundry, Inc. Consolidated Statements of Operations (in thousands, except for share and per share data) (Unaudited)
	Three Months Ended December 31,
	2008	2007

Revenue:
Product	$1,744	$942
Services	2,236	1,558
Other	29	20
Total revenue	4,009	2,520

Cost of revenue:
Product	766	510
Services	125	112
Total cost of revenue	891	622
Gross margin	3,118	1,898

Operating expenses:
Selling and marketing	2,663	3,546
General and administrative	783	978
Product development	903	946
Total operating	4,349	5,470
Loss from operations	(1,231)	(3,572)

Other income (expense), net	(9)	32
Net loss	$(1,240)	$(3,540)

Net loss per common share:
– basic and diluted	$(0.03)	$(0.10)

Weighted average common shares – basic and diluted	35,607,887	35,561,814

Non-GAAP Consolidated Statements of Operations
(in thousands)

	Fiscal Quarter Ended December 31, 2008			Fiscal Quarter Ended December 31, 2007
	GAAP	Adj(1)	Non-GAAP	GAAP	Adj(1)	Non-GAAP

Revenues	$4,009	$(57)	$3,952	$2,520	$19	$2,539
Cost of revenue	891	—	891	622	—	622
Total Operating expenses	4,349	(365)	3,984	5,470	(488)	4,982
Loss from operations	(1,231)	308	(923)	(3,572)	507	(3,065)
Other income	(9)	—	(9)	32	—	32
Net income (loss)	$(1,240)	$308	$(932)	$(3,540)	$507	$(3,033)
Diluted net income (loss) per common share	$(0.03)	$0.00	$(0.03)	$(0.10)	$0.01	$(0.09)

(1)Adjustments consist of the following:

Billings		(57)			19
Depreciation (in G&A)		160			171
Stock-based compensation(2)		205			317

Total non-GAAP adjustments		308			507

(2) Stock-based compensation is included in the following GAAP operating expenses:

Selling and marketing		132			172
General and administrative		18			84
Research and development		55			61

Total stock-based compensation		205			317